Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

NVR, Inc.:

We consent to the use of our reports dated February 19, 2020, with respect to the consolidated balance sheets of NVR, Inc. as of December 31, 2019 and 2018, the related consolidated statements of income, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2019, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report on the consolidated financial statements refers to a change in the method of accounting for leases.

/s/ KPMG LLP

McLean, Virginia

April 30, 2020